As filed with the Securities and Exchange Commission on November 1, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ALLIANCE IMAGING, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	33-0239910
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

1900 S. State College Blvd., Suite 600 Anaheim, California 92806 (714) 688-7100
(Address of Principal Executive Offices including Zip Code)

THE ALLIANCE IMAGING, INC. 1997 STOCK OPTION PLAN THE THREE RIVERS HOLDING CORP. 1997 STOCK OPTION PLAN
(Full Title of the Plans)

Russell D. Phillips, Jr. General Counsel and Secretary Alliance Imaging, Inc. 1900 S. State College Blvd., Suite 600 Anaheim, California 92806 (714) 688-7100

(Name and Address and Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common stock, par value $0.01 per share, issuable pursuant to the Alliance Imaging, Inc. 1997 Stock Option Plan	150,500	$7.468	$1,123,934.00	$142.40
Common stock, par value $0.01 per share, issuable pursuant to the Three Rivers Holding Corp. 1997 Stock Option Plan	335,660	$7.468	$2,506,708.80	$317.60
Total:	486,160		3,630,642.80	$460.00

(1)                                  This registration statement shall also cover any additional shares of common stock which become issuable under the Alliance Imaging, Inc. 1997 Stock Option Plan (the “1997 Plan”) and the Three Rivers Holding Corp. 1997 Stock Option Plan (the “Three Rivers Plan”) by reason of any stock dividend, stock split, recapitalization or similar transaction, effected without the Registrant’s receipt of consideration, which would increase the number of outstanding shares of common stock.

(2)          Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) for the shares available for future grant under the 1997 Plan and the Three Rivers Plan, based on the average of the high and low sales prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on October 28, 2004.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Registration Statement on Form S-8 (by incorporation, by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated herein by reference:

(a)           Alliance Imaging, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 001-16609) (including information specifically incorporated by reference in the Registrant’s Form 10-K from the Registrant’s Definitive Proxy Statement for its 2004 Annual Meeting of Stockholders filed with the Commission on April 23, 2004);

(b)           Alliance Imaging, Inc.’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004 (File No. 001-16609), filed with the Commission on May 10, 2004 and August 9, 2004, respectively;

(c)           Alliance Imaging, Inc.’s Current Reports on Form 8-K, filed with the Commission on March 31, 2004, May 6, 2004, July 6, 2004, August 10, 2004, September 14, 2004 and October 7, 2004; and

(d)           The description of the Alliance Imaging, Inc. common stock, par value $0.01 per share, contained in the Registrant’s registration statement on Form 8-A, filed with the Commission on October 14, 1991.

In addition, all documents filed by Alliance Imaging, Inc. pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part of it from the respective dates of filing such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the issuance of the shares of common stock registered hereby has been passed upon by

Russell D. Phillips, Jr. who serves as General Counsel and Secretary of the Company and holds options to purchase Common Stock of the Company.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law allows for the indemnification of officers, directors and any corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The Company’s certificate of incorporation and bylaws provide for indemnification of its directors, officers, employees and other agents to the extent permitted by the Delaware General Corporation Law. The Company carries policies of insurance which cover the individual directors and officers of the Company for legal liability and which would pay on behalf of the Company for expenses of indemnification of directors and officers. The Company has entered into agreements with certain of its executive officers and directors that require the Company to indemnify such officers and directors against certain liabilities which may arise by reason of their status as officers and directors of the Company, including liabilities under the federal securities laws.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

See the Exhibit Index on Page 6.

Item 9.  Undertakings.

(a) The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  to include any prospectus required by Section 10(a)(3) of the Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(2) That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Anaheim, State of California, on October 29, 2004.

Alliance Imaging, Inc.

/s/ Russell D. Phillips, Jr.
Russell D. Phillips, Jr., General Counsel and
Secretary

Each person whose signature appears below constitutes and appoints Russell D. Phillips, Jr. and Paul S. Viviano, and each of them, his or her true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or either of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the dates indicated:

Signature	Title	Date
/s/ Paul S. Viviano	Chairman and Chief Executive Officer
Paul S. Viviano	(Principal Executive Officer)	October 29, 2004

/s/ R. Brian Hanson	Executive Vice President and Chief	October 29, 2004
R. Brian Hanson	Financial Officer (Principal Financial Officer)

/s/ Howard K. Aihara	Vice President and Corporate	October 29, 2004
Howard K. Aihara	Controller (Principal Accounting Officer)

/s/ Adam H. Clammer	Director	October 29, 2004
Adam H. Clammer

/s/ Michael W. Michelson	Director	October 29, 2004
Michael W. Michelson

/s/ James C. Momtazee	Director	October 29, 2004
James C. Momtazee

	Director	October , 2004
Edward L. Samek

	Director	October , 2004
Neil F. Dimick

/s/ James H. Greene, Jr.	Director	October 29, 2004
James H. Greene, Jr.

	Director	October , 2004
Anthony B. Helfet

INDEX TO EXHIBITS

EXHIBIT

4.1	Alliance Imaging, Inc. 1997 Stock Option Plan (1)

4.2	Three Rivers Holding Corp. 1997 Stock Option Plan (2)

5.1	Opinion as to the legality of the securities being registered

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm

(1)                             Incorporated by reference to Exhibit 10.2 of the Registrant’s Form S-4 filed with the Commission on May 10, 2001.

(2)                             Incorporated by reference to Exhibit 10.3 of the Registrant’s Form S-4 filed with the Commission on May 10, 2001.